STRATEGIC ALLIANCE AGREEMENT
                                     BETWEEN
          THIRDSPACE LIVING LIMITED AND CONCURRENT COMPUTER CORPORATION

     This Strategic Alliance Agreement (the "Agreement") is made and entered into by and between Concurrent Computer Corporation ("Concurrent"), with offices at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 and Thirdspace Living Limited. ("Thirdspace"), with offices at Voyager Place, Shoppenhangers Road, Maidenhead, Berkshire, SL6 2PJ, UK (collectively referred to herein as the "Parties")

     WHEREAS, Thirdspace is developing and marketing interactive media software solutions and applications including its software products known as (i) Thirdspace Application Server ("tAS") and (ii) Thirdspace Open Video Server ("OVS") (together referred to as the "Thirdspace Products") and

     WHEREAS, Concurrent is developing and marketing multimedia video servers, software and applications including, without limitation, the MediaHawk integrated hardware and software video server system (the "Concurrent Products" and together with the Thirdspace Products, the "Products");

     WHEREAS, Concurrent and Thirdspace wish to enter into this Agreement to integrate the Thirdspace Products and the Concurrent Products (referred to collectively as "the First Phase Solution"), for the purpose of both Parties either together or separately promoting, demonstrating and marketing the First Phase Solution to customers and potential customers; and

     WHEREAS, Concurrent and Thirdspace wish to have access to those portions of the other party's Products as shall be necessary and required to (1) enable integration of the Thirdspace Products and Concurrent Products to achieve the First Phase Solution as outlined in the Statements of Work attached as Exhibit B and (2) subject to successful achievement of the First Phase Solution, establish discussion groups involving both Parties' representatives to discuss and use all reasonable endeavours to agree to architectural principles for a tight integration of the Thirdspace Products and the Concurrent Products and other works required fully to integrate each other's Products so that the Thirdspace Products and Concurrent Products can be run by a user in an integrated manner ("the Second Phase Solution") ( both elements of work as described in numbers
(1) and (2) of this recital being collectively referred to as the "Integration"),

     WHEREAS, Concurrent and Thirdspace agree that all intellectual property rights (for the purposes of definition including any patent, registered design, copyright, design right, trade mark (whether registered or not and including goodwill), service mark, application to register any of the above, trade secret, right in unpatented know how, right of confidence and any other intellectual or industrial property right of whatsoever nature in any part of the world, whensoever and howsoever arising for the full term thereof and including all renewals, revivals and extensions thereof and defined as "IPR") in the Parties' respective Products already existing at the date of this Agreement and/or before commencement of the Integration ("Background IPR") shall be solely and exclusively owned by that party owning it immediately prior to commencement of the Integration and that any IPR in any Technology developed by the Parties either separately or jointly pursuant to the Integration ("Foreground IPR") shall be owned as set out in Section 1 below. For the purposes of interpreting this Agreement the term "Technology" means any and all additions, developments, improvements, modifications, enhancements or adaptations not included as of the Effective Date in the Parties' respective Background IPR.

     NOW, THEREFORE, in consideration of the recitals above, which are herein incorporated by this reference, and the mutual promises set forth below, Concurrent and Thirdspace agree as follows:

1.   COOPERATIVE  RELATIONSHIP  AND  LICENSES.

     1.1 LICENSE OF THIRDSPACE PRODUCTS TO CONCURRENT. Thirdspace hereby grants to Concurrent and its Subsidiaries (as defined below) a nontransferable, royalty free, nonexclusive, worldwide license to use the Thirdspace Products and related documentation necessary and required solely for:

            (i) the marketing effort under this Agreement, agreed pursuant to Exhibit A,
            (ii) demonstration to customers and potential customers, under mutually agreed conditions and at mutually agreed locations,
            (iii) internal  Concurrent  training,
            (iv) providing technical support to Thirdspace customers, solely in conjunction with the Concurrent Products,
            (v)   quality  assurance,
            (vi) copying software elements of Thirdspace Products for Concurrent internal archival or backup purposes only,
            (vii) the  Integration  in  the  manner required to create the First
                  Phase  Solution  and
           (viii) the joint development in accordance with Section 1.3 below and the integration of the Second Phase Solution.

          Thirdspace shall exclusively own and continue to exclusively own all Background IPR in the underlying Thirdspace Products licensed under this Section 1.1. The software elements of such Thirdspace Products shall only be available to Concurrent in the form of object code. For the purposes of interpreting this Agreement, the term "Subsidiary" means any corporation, partnership or other corporate entity however described, which is controlled by and continues to be controlled by during the course of this Agreement, by another entity. "Control" meaning for these purposes owning and continuing to own during the course of this Agreement, in the aggregate, a beneficial interest in assets, profits or losses of more than fifty percent (50%).

     1.2 LICENSE OF CONCURRENT PRODUCTS TO THIRDSPACE. Concurrent hereby grants to Thirdspace and its Subsidiaries a nontransferable, royalty free, nonexclusive, worldwide license to use the Concurrent Products and related documentation necessary and required solely for:

            (i) the marketing effort under this Agreement, agreed pursuant to Exhibit A,

            (ii) demonstration to customers and potential customers, under mutually agreed conditions and at mutually agreed locations,
            (iii) internal  Thirdspace  training,
            (iv) providing technical support to Concurrent customers, solely in conjunction with the Thirdspace Products,
            (v)   quality  assurance,
            (vi) copying software elements of Concurrent Products for Thirdspace internal archival or backup purposes only,
            (vii) the  Integration  in  the  manner required to create the First
                  Phase  Solution  and
           (viii) the joint development work in accordance with Section 1.3 below and the integration of the Second Phase Solution.

          Concurrent shall exclusively own and continue to exclusively own all Background IPR in the underlying Concurrent Products licensed under this Section 1.2. The software elements of such Concurrent Products shall only be available to Thirdspace in the form of object code.

     1.3 FIRST PHASE SOLUTION The Parties shall commit sufficient resources and personnel to complete the First Phase Solution in accordance with their respective obligations as set out in Exhibit B and in accordance with the timetable for completion and testing of the First Phase Solution in accordance with the Statements of Work for the First Phase Solution set out in Exhibit B.

     1.4 SECOND PHASE SOLUTION. Subject to successful integration of the First Phase Solution, the Parties will commit all necessary resources required to discuss, agree, plan, schedule and implement the Second Phase Solution (including without limitation, agreeing to the content of any statement of work required to achieve the successful completion of the Second Phase Solution, the contributions required by each party to achieve such and the timetable within which such project is to be achieved). The Parties anticipate that the Second Phase Solution will include the writing of API's to certain of the Thirdspace Products and certain of the Concurrent Products with other work to be agreed upon between the Parties. When agreed, the Parties will each sign the formalized final statement of work to achieve the Second Phase Solution which shall automatically be appended to and become a part of this Agreement as Exhibit C. Subject to agreement to this statement of work the Parties will each commit sufficient resources and personnel to ensure that the Second Phase Solution is fully achieved in accordance with their respective obligations as set out in the final statement of work for the Second Solution and within the timetable for such work as agreed.

     1.5  OWNERSHIP  OF  INTEGRATION  TECHNOLOGY

          1.5.1   Thirdspace New IP. Thirdspace shall solely, exclusively and
                  -----------------
                  absolutely own any and all Foreground IPR (including but not limited to copyrights) in the Technology which it creates or develops as sole author, inventor, creator or developer as part of the works necessary to achieve the Integration ("Thirdspace New IP"). Thirdspace hereby grants to Concurrent and its Subsidiaries a non-exclusive, non transferable, worldwide, irrevocable, fully paid up, non royalty bearing license to such Thirdspace New IP with the rights to exploit, sub-license, license, make, have made, duplicate, operate, export, distribute, rent, lease and dispose of only in combination with the Joint Technology without being required to seek or obtain any further consent from the other party and without any obligation to pay or account for any proportion of any license or other revenues received. If any Thirdspace New IP contains the IPR of any third-party, Thirdspace will use all reasonable endeavours to obtain the rights from said third-party and, if obtained, grant to Concurrent a license to such third-party IP similar to the license granted to Thirdspace New IP.

          1.5.2   Concurrent New IP. Concurrent shall solely, exclusively and
                  -----------------
                  absolutely own any and all Foreground IPR (including but not limited to copyrights) in the Technology which it creates or develops as sole author, inventor, creator or developer as part of the works necessary to achieve the Integration ("Concurrent New IP"). Concurrent hereby grants to Thirdspace and its Subsidiaries a non-exclusive, non transferable, worldwide, irrevocable, fully paid up, non royalty bearing license to such Concurrent New IP with the rights to exploit, sub-license, license, make, have made, duplicate, operate, export, distribute, rent, lease and dispose of only in combination with the Joint Technology without being required to seek or obtain any further consent from the other party and without any obligation to pay or account for any proportion of any license or other revenues received. If any Concurrent New IP contains the IPR of any third-party, Concurrent will use all reasonable endeavours to obtain the rights from said third-party and, if obtained, grant to Thirdspace a license to such third-party IP similar to the license granted to Concurrent New IP.

          1.5.3   Jointly developed Technology. To the extent that any
                  ----------------------------
                  Foreground IPR (including but not limited to copyrights) in the Technology created or developed as part of the works necessary to achieve the Integration (excluding all Thirdspace New IP and all Concurrent New IP) arises or is obtained in respect of Technology developed by the Parties as joint authors, inventors, creators or developers or otherwise than solely by either party (for example and without limitation joint specification of technology in any feature specification), such Technology shall be known as "Joint Technology". The Parties hereby agree that any Joint Technology shall be owned as follows:

                        (a) subject to Section 1.6, all Joint Technology shall be owned by the Parties in equal and undivided shares;

                        (b) subject to Section 1.6, each party and its Subsidiaries will be (and are hereby) granted by the other party and its Subsidiaries a non-exclusive, non transferable, worldwide, irrevocable, fully paid up, non royalty bearing license of such Joint Technology with the rights to exploit, sub-license, license, make, have made, duplicate, operate, export, distribute, rent, lease and dispose of any Joint Technology without being required to seek or obtain any further consent from the other party and without any obligation to pay or account for any proportion of any license or other revenues received.


     1.6 PROTECTION OF JOINT TECHNOLOGY. The Parties will confer to determine whether to seek patents or take other necessary steps to protect any Joint Technology in such regions of the world as they shall jointly determine. Concurrent shall bear the responsibility (but not the entire cost) for undertaking agreed upon actions relating to such Joint Technology. Unless either party chooses to exercise an option set out below, all costs associated with obtaining, maintaining, licensing, enforcing, and protecting said Joint Technology shall be equally shared between the Parties:

          a. In the event both Parties fail to agree upon actions to be taken with respect to the protection or enforcement of the Joint Technology through litigation, settlement, or other like actions, the party wishing to abstain from such action shall bear no cost nor receive any benefit which results from any such action(s). However, if required by the laws of the jurisdiction in which proceedings are to be brought the party wishing to abstain from such action shall lend its name to any proceedings such that it shall not be liable for any costs or expenses unless that party is required by law to enter an appearance and take an active part in the proceedings as a joint owner of the rights to be enforced.

          b. In the event either party ("Filing Party") wishes to seek or maintain patent protection or other such IPR protection for Joint Technology in any given geographic region ("the Relevant Region") but the other party ("Other Party") does not at that stage wish to proceed with such filing and/or maintenance, the Filing Party shall give written notice to the Other Party of its intention to file and/or maintain such rights specifying the Relevant Regions in question ("Filing Notice") and thereafter shall have the right to seek and/or maintain IPR protection in such the Relevant Region in it's own name. The Other Party shall assist the Filing Party in seeking such patents or securing such protection if requested, including securing the execution of patent applications, assignments, and other appropriate documents and papers, and the Filing Party shall pay or reimburse the Other Party for any and all reasonable out-of-pocket expenses incurred by the Other Party in connection with providing such assistance. The Other Party also agrees to assign its rights in any such IPR in the Relevant Region to the Filing Party.

          c. Within a period of two calendar years from receipt of any Filing Notice the Other Party shall be entitled to serve notice in writing on the Filing Party that it wishes to be the joint owner of the patent or other protection sought under the Filing Notice and in the Relevant Region specified in the Filing Notice ("Joint Ownership Notice"). At all times prior to the end of such period of two years the Filing Party shall keep complete and accurate records of the filing procedures carried out and all fees/costs incurred in connection with it and will on request from the Other Party provide details thereof. If the Other Party fails to serve a Joint Ownership Notice within such period of two years the Other Party will be deemed to have automatically assigned any and all proprietary interest to such rights in the Relevant Region to the Filing Party and will be entitled to receive a license from the Filing Party in the Relevant Region in respect of all IPR being the subject of the Filing Notice on fair and reasonable terms and conditions as agreed by the Parties in good faith. If the Other Party serves a Joint Ownership Notice it will within 10 business days of receipt of documentary evidence showing the documentable fees incurred by the Filing Party in connection with such filing pay 50% of such fees to the Filing Party. On receipt of such payment the Filing Party will also execute all documents required to vest joint, equal and undivided ownership in such Joint Technology in any Relevant Region between the Filing Party and the Other Party.

          d. For the avoidance of doubt the provisions of Section 1.6 b and c will not affect either party's rights in relation to Joint Technology outside the Relevant Region in question.

     1.7 LICENSE RESTRICTIONS. The licenses and permitted usage described in Sections 1.1 to 1.6 are limited to use under this Agreement as follows. Subject to the provisions of Sections 1.1 to 1.6 and the Reseller Agreement referred to in Section 2.4 below, no other copies of the software elements licensed under those sections shall be made without the licensor's prior written consent, all titles, trademarks and copyright and restricted rights notices shall be reproduced in such copies and all archival and backup copies of the Products are subject to the terms of this Agreement. Subject to those Sections neither Party may:

          a. Distribute (electronically or otherwise), use in any manner not specified under this Agreement, duplicate, or make the other Party's Products available to third parties;

          b. Market, rent, lease, sublicense, provide access to, assign, transfer or otherwise dispose of the other Party's Products other than as specified in this Agreement, unless first obtaining written approval from the other Party;

          c. Modify, copy, alter, adapt, translate, port or otherwise use the other Party's Products; or

          d. Cause or permit the reverse engineering, disassembly, or decompilation of the other Party's Products or attempt to derive the source code to any such Product by any means except as permitted by law.

          Each Party shall retain all title, copyright, and other proprietary rights in its existing and developed Products, and any modifications or translations thereof. Neither Party acquires any rights in the other Party's Products other than those specified in this Agreement.

     1.8 TECHNICAL SUPPORT. Notwithstanding the above, each Party is responsible for providing technical support of its own Product during the term of this Agreement. However, the Parties agree to use reasonable commercial efforts to cooperate with each other when a support issue arises during the course of activities undertaken pursuant to this Agreement.

2.   COOPERATIVE  MARKETING  RESPONSIBILITIES.

     2.1 MARKETING OPTIONS. Subject to completing successful joint development work and during the progress of the First Phase Solution, Concurrent and Thirdspace shall work together to define a common set of marketing messages to be used to market the Concurrent Products integrated with the Thirdspace Products to customers. Either party may directly market the integrated solution and related products as outlined and restricted in Exhibit A. However, where the integrated solution will be supplied to customers separately by Thirdspace and Concurrent and not by one party as a system integrator or reseller, the Parties may not independently set pricing or expectations of delivery schedule or future enhancements of the other party's Products, without the express written permission of the other party.

          The Parties may participate jointly in any public relations activities subsequently agreed to by the Parties. Each party shall be responsible for its own costs in marketing its respective products and with respect to the marketing activities set forth in this Section 2.

     2.2 PREFERRED PARTNER. Thirdspace shall, whenever possible, present Concurrent as Thirdspace's preferred partner for video server hardware products. Subject to successful completion of the Integration Concurrent shall, wherever possible, present Thirdspace as Concurrent's preferred partner for core interactive television applications for DSL network delivery opportunities and the Parties will discuss and use all reasonable endeavours to agree whether or not Thirdspace should be Concurrent's preferred partner for video server operating systems in DSL network delivery opportunities. Further, the Parties shall use all reasonable endeavours to complete the Integration in a manner that results in a Product and/or an Integration that is superior to that currently available and optimises the functionality and productivity of the Parties' respective Products.

          The parties intend that over the period of this Agreement they will collectively work towards and seek to exploit opportunities to market and sell the integrated Thirdspace Products and Concurrent Products in the cable, DSL and other network environments.


     2.3 SALES. In addition to the 90 day sales and marketing plan set out in Exhibit A (which the Parties shall commit such resources required to ensure full execution of), Concurrent and Thirdspace shall work together to identify sales prospects, and recommend or introduce customers to the other party throughout the term of this Agreement. No Party shall have a right to any commission, payment or compensation from the other Party for sales of the Products of the other that result from independent or joint sales activities. Any per-unit licensing fees for Thirdspace Products shall be borne by mutual customers, and not by Concurrent. Likewise, any per-unit licensing fees for the Concurrent Product shall be borne by mutual customers, and not by Thirdspace.

     2.4 RESALE OPPORTUNITIES. The Parties anticipate that opportunities may arise where one party will be positioned as a system integrator and, thus, able to resell the other party's Products. In such circumstances, the party acting as the system integrator may resell the other Party's Products pursuant to the Reseller Agreement of even date separately agreed upon and entered into by the Parties.

3. COSTS AND EXPENSES. Except as otherwise set forth in this Agreement, each Party hereto shall bear all costs, risks and liabilities incurred by it, arising out of its performance under this Agreement. No Party shall have a right to any reimbursement, payment or compensation from the other Party for products, resources supplied, or services performed by a Party in furtherance of this Agreement, except as otherwise expressly provided under this Agreement or otherwise mutually agreed upon by Parties.

4. COOPERATIVE MARKETING AND TECHNICAL MANAGERS. Each Party agrees to appoint two managers to coordinate its respective activities under this Agreement and to act as the primary point of contact for all activities hereunder. The Cooperative Marketing Managers for each Party are as follows:

     For  Thirdspace:                    For  Concurrent:
     ----------------                    ----------------

     Technical:  Mike  Chamberlain          Technical:  Bob  Chism

     (T)  44  1628  428920                  T:  (678)  258-4110
     (F)  44  1628  428887                  F:  (678)  258-4316
     (Cell)  44  7767  884358               Cell:  (678)  296-5885
     mike@thirdspace.tv                     bob.chism@ccur.com

     Marketing  Sebastian  Kramer           Marketing  -  Del  Kunert

     Thirdspace  Living  Limited
     (T)  44  7831  412877                  T:  (732)  870-4309  (NJ)
     (F)  44  1628  428987                  T:  (678)  258-4144  (GA)
                                            F:(678)  258-4343
                                            Cell:(732)  245-3956  (NJ)
     sebastian@thirdspace.tv                del.kunert@ccur.com

     The two Cooperative Technical Managers will be the individuals responsible to plan and ensure that the Integration is successfully achieved. The two Cooperative Marketing Managers will be the individuals responsible for planning and implementing the overall relationship, working to resolve any disputes that may arise, and for focusing priorities and resources necessary to facilitate the success of this relationship. Concurrent and Thirdspace may each change their appointed Cooperative Technical Manager or Marketing Manager by written notification to the other party.

     The Parties agree to hold monthly meetings to review the implementation of the Agreement at times and locations to be agreed from time to time by the Parties.

5.   TERM  OF  AGREEMENT.

5.1 TERM. This Agreement shall become effective on the Effective Date set forth below and shall remain in effect for 2 calendar years from the Effective Date, unless the Agreement is terminated previously pursuant to Section 5.2 as provided below. Unless either Party elects to terminate this Agreement at the end of the initial two-year term or on any renewal date thereafter by giving the other Party at least six (6) months notice of its election to terminate this Agreement (such notice to be given at least six (6) months prior to the expiry of the initial term or any renewal date thereafter), the initial term of this Agreement will be automatically renewed for one-year terms, thereafter.

     5.2 TERMINATION. Either Party may immediately terminate this Agreement by providing written notice to the other Party (the "Defaulting Party") if any of the following events have occurred and are continuing:

          5.2.1 The Defaulting Party breaches any of the material covenants and agreements contained in this Agreement and such breach has not been cured within thirty (30) days of written notice. Provided, however, if the breach is not curable within 30 days and the party in breach is diligently working to cure such breach, the period to cure may be extended.

          5.2.2 The Defaulting Party dissolves, becomes insolvent or otherwise terminates its existence,

          5.2.3 The Defaulting Party commences any proceeding, whether voluntary or involuntary, under any bankruptcy or insolvency law or laws relating to the relief of debtors, readjustment of indebtedness or reorganization or composition by or against the Defaulting Party which proceeding, if voluntarily commenced, is not dismissed within thirty (30) days of commencement,

          5.2.4 The Defaulting Party, for any reason, discontinues substantially all of its business of providing or distributing the Products.

          5.2.5 An Event of Default under the Loan Stock Instrument and the Debenture.

          5.2.6 A Commercial Fallout has occurred as defined below and is either not disputed (as set out in Section 5.4.3.2 below) or is confirmed by an arbitral panel (as set out in Sections
                  5.4.4 to 5.4.8 below)

     5.3 EFFECT OF TERMINATION. Except as provided in this Section 5.3, upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except such rights as shall have accrued prior to termination of this Agreement. Upon termination, the licenses granted under this Agreement other than under Section 1.5 shall terminate, and each Party shall cease using and shall promptly return the other Party's marketing materials and Products. In addition to this section 5.3, Sections 1.5, 1.6,1.7, 3, 5.4, 6.1, 7, 8, 9, 11, 13, 16, and 14 shall survive termination of this Agreement.

     5.4  COMMERCIAL  FALLOUT.

          5.4.1   The Parties acknowledge that:

                  5.4.1.1 Concurrent is entering into a relationship with Thirdspace for the primary purpose of gaining access to worldwide video over DSL markets for Concurrent Products through the relationships that Thirdspace has with incumbent and competitive telecommunication network providers ("the Thirdspace Channel");

                  5.4.1.2 Concurrent is making an equity investment and making loans to Thirdspace in the context of a wider commercial relationship with Thirdspace and with the intention of securing the Thirdspace Channel to market for the Concurrent Products but also recognising that although Concurrent will be the preferred supplier of video servers and systems to Thirdspace, the market into which Thirdspace is marketing and selling its products and services will require Thirdspace to interoperate with other similar products and to present to End Customers and to the Thirdspace Channel suitable alternatives to the Concurrent Products;

                  5.4.1.3 The Parties intend under this Agreement to produce an integrated joint product for sale and resale purposes into the Thirdspace Channel;

                  5.4.1.4 The commercial relationship between the Parties is expected by them to evolve and develop and will be reflected in further legal agreements and arrangements, all of which will together with this Agreement be taken as establishing and providing evidence of their commercial relationship from time to time if a Commercial Fallout (as defined below) shall have occurred;

                  5.4.1.5 As a corporation listed on a recognised stock exchange the market expectation of Concurrent is that it will be inconsistent for Concurrent to be required to retain its investment in and funding of Thirdspace if the commercial relationship between the Parties has fundamentally broken down as a result of the default of Thirdspace or because Thirdspace voluntarily and without cause elects to terminate that commercial relationship.

                  5.4.1.6 Each of the Parties will use their respective reasonable endeavours at all times during this Agreement to ensure that the Concurrent Products are market competitive in terms of pricing, functionality and otherwise.

          5.4.2 The Parties agree that the occurrence of any of the following events shall result in a Commercial Fallout (each such occurrence being a "Commercial Fallout"):

                  5.4.2.1     Thirdspace serves a notice to terminate under
                              Section 5.1 of this Agreement or to terminate the Reseller Agreement under Section 3.0 thereof ("Reseller Agreement" shall mean the Agreement entered into by the Parties on same date entitled Reseller Agreement: Concurrent and Thirdspace provided always that such termination by Thirdspace of this Agreement or the Reseller Agreement is not made pursuant to new commercial agreements in place or to be put in place between the Parties which replace or supplement this Agreement and/or the Reseller Agreement); or

                  5.4.2.2 A reasonable third party reasonably concluding that, other than by reason of Force Majeure or resulting directly from a breach by Concurrent of its obligations under Section 5.4.1.6, Thirdspace has caused a fundamental breakdown in the commercial relationship between the Parties by:

                              5.4.2.2.1 doing or omitting to do any material
                                        matter or thing with the effect that the Thirdspace Channel for the Concurrent Products is extinguished or significantly and adversely effected or is reasonably anticipated to be extinguished or significantly and adversely effected for the foreseeable future; or

                              5.4.2.2.2 failing or refusing to commit the
                                        resources to accomplish the Integration
                                        as herein described; or

                              5.4.2.2.3 rescinding any license granted herein or
                                        under the Reseller Agreement or under
                                        the Patent License Agreement between the Parties dated February 28, 2002; or

                              5.4.2.2.4 failing or refusing to cooperate in the
                                        protection of Joint Technology as
                                        outlined in paragraph 1.6; or

                              5.4.2.2.5 failing or refusing to promote
                                        Concurrent as the preferred provider of
                                        video server hardware products; or

                              5.4.2.2.6 breaching its obligations to maintain
                                        Confidential Information as required in
                                        Section 8.

                              For the avoidance of doubt none of the following matters will of themselves or by any combination be deemed to constitute a Commercial Fallout:

                              (a)  delays or cancellations to customer orders
                              (b)  changes in Product demand
                              (c)  economic conditions
                              (d)  rapid technology changes
                              (e) the highly competitive environment in which Thirdspace operates
                              (f) the entry of new competitors into the markets at which the Thirdspace Channel is targeted.

          5.4.3 If Concurrent determines that pursuant to 5.4.2 there has been a Commercial Fallout, it shall serve a Commercial Fallout Notice on Thirdspace. (Notice to be provided as stated in Section 13 hereof.) Within ten (10) business days of receipt of such Commercial Fallout Notice, Thirdspace shall inform Concurrent in writing that it either disputes or accepts the Commercial Fallout Notice. If Thirdspace disputes the Commercial Fall-Out Notice, Concurrent may not deliver a Sell Notice pursuant to Article 5.3 of the Articles before the earlier of (x) the date on which the arbitrator determines that a Commercial Fall-Out has occurred in accordance with this Section 5.4 and (y) the date which is six (6) months after the date on which Thirdspace received the Commercial Fall-Out Notice.

                  5.4.3.1 If Thirdspace disputes the Commercial Fallout Notice, the Parties shall commence arbitration as provided below and the amount due under the Loan Stock Instrument between the Parties shall become due and payable ten (10) months after Thirdspace received the Commercial Fallout Notice. Such amount shall be paid by Thirdspace on such date unless the arbitrator determines that a Commercial Fallout had not occurred, in which case the amount due under the Loan Stock Instrument would only be due and payable by Thirdspace in accordance with the terms of the Loan Stock Instrument. If Thirdspace is liable under this Section 5 to but fails to pay on such date, Thirdspace hereby agrees to pay liquidated damages in the amount of $4,000 per day that the payment due is late.

                  5.4.3.2 If Thirdspace accepts the Commercial Fallout Notice, such Notice shall be deemed effective on the day it was received by Thirdspace and Thirdspace shall redeem or repurchase the Loan Stock in accordance with the Articles on or before the date which is twelve (12) months after the date on which Thirdspace received the Commercial Fall-Out Notice. If Thirdspace is liable under this Section 5 to but fails to pay on such date, Thirdspace hereby agrees to pay liquidated dames in the amount of $4,000 per day that the payment due is late.

          5.4.4 Any dispute regarding whether or not there has been a Commercial Fallout shall be solely and finally settled by a board of arbitrators in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules"), as such ICC Rules shall be modified herein or by subsequent agreement of the Parties.

          5.4.5 The arbitral tribunal will be composed of three arbitrators, with each Party appointing a single arbitrator and the two arbitrators so chosen selecting the third arbitrator. Each Party shall select its arbitrator within fifteen (15) calendar days after the date of the Commercial Fallout Notice. The third arbitrator shall be appointed within 5 calendar days thereafter (no later than 20 calendar days after notice the date of the Commercial Fallout Notice.)

          5.4.6   Arbitration Proceedings. All arbitration proceedings shall be
                  -----------------------
                  conducted in the English language pursuant to the ICC Rules, as such ICC Rules shall be modified herein or by subsequent agreement of the affected Parties. The arbitration shall take place in New York, USA, at a location, date and time reasonably acceptable to the Parties. The Parties shall use all reasonable efforts to facilitate the arbitration by making available to each other and to the arbitrators for inspection and extraction all documents, books, records and, at any hearing, personnel under their control as the arbitrators shall determine to be relevant to the dispute and by conducting arbitration hearings to the greatest extent possible on successive, contiguous days. Nothing herein shall waive or preclude any objection based upon any privilege to production or testimony recognized by the law of the State of Georgia.

          5.4.7 The Parties shall conduct the arbitration proceedings with all due diligence to conclude the proceedings as quickly as possible. The arbitration hearing will be commenced within sixty (60) calendar days after the date of the Commercial Fallout Notice and the hearing will be completed and an award rendered in writing within forty (40) calendar days after the commencement of the hearing, unless the arbitrators determine that exceptional circumstances justify delay; provided, however, such delay shall not exceed twenty (20) calendar days. The arbitrators shall not decide as amiable compositeur. The arbitration award will be final and binding and may be enforced in any court of competent jurisdiction.

          5.4.8 Costs. The Parties shall bear their own costs incurred in the arbitration and the fees of the arbitration panel shall be split 50-50 by the Parties.

          5.4.9 Confidentiality. The Parties shall at all times keep the existence and process of arbitration pursuant to this Section
                  5.4.2 confidential and shall only disclose the existence of a Commercial Fallout Notice or arbitration to its professional advisers, Boards of Directors and new prospective funders of Thirdspace and those of their employees who have a need to know.

          5.4.10 Exclusive Remedy. Arbitration of a Commercial Fall-Out pursuant to this Section 5.4 shall be the exclusive remedy of Thirdspace to dispute the occurrence of a Commercial Fall-Out. However, for the avoidance of doubt, any failure by a Party to comply with their respective obligations contained in 5.4.5 to
                  5.4.9 will be subject to the controlling law and jurisdiction set out in Section 11.




6.   PRESS  RELEASES,  OTHER  PUBLICITY  AND  TRADEMARKS

     6.1 PUBLICITY. Notwithstanding any other provision, neither party shall issue any press release or otherwise make any public statement regarding the existence or terms and conditions of this Agreement, nor use the other party's name in any advertising or promotional materials or publication or public statement of any kind, without such other party's prior written consent given in such party's sole and absolute discretion.

     6.2 TRADEMARKS AND LOGOS. Each party may utilize each other's logos and trademarks in its marketing and promotional materials in a manner consistent with the other party's corporate identity guidelines, but only with prior written consent and under terms and conditions as agreed by the other party in each instance.

7.   WARRANTIES.

     7.1 WARRANTY. Each party warrants that it has the right to enter into this Agreement and to perform its obligations hereunder and that all information, data, and materials provided by it to the other under this Agreement will be, to the best of its knowledge, accurate and complete in all material respects. THE PRODUCTS PROVIDED UNDER THIS AGREEMENT ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES, TERMS OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY WARRANTS TO THE OTHER PARTY THAT ITS PRODUCTS WILL MEET ITS CUSTOMERS' REQUIREMENTS OR OPERATE IN THE COMBINATIONS WHICH MAY BE SELECTED FOR USE BY ITS CUSTOMERS.

     7.2 EXCLUSION. THE WARRANTIES STATED HEREIN ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, TERMS OR CONDITIONS EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

8. CONFIDENTIAL INFORMATION. By virtue of this Agreement, the Parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall include: (a) the Thirdspace Products and Concurrent Products; (b) confidential information which is disclosed by either party in writing and is marked as confidential at the time of disclosure; or (c) confidential information which is disclosed by either party in any other manner and is clearly identified as confidential at the time of disclosure.

     A party's Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the other party; or (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; or (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Neither party shall disclose the results of benchmark tests or other evaluations of the other's Products to any third party unless granted prior written consent to such disclosure by the other party.

     The Parties agree, both during the term of this Agreement and for a period of three (3) years after termination of this Agreement, to hold each other's Confidential Information in confidence and to protect the disclosed confidential information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the confidential information as they use to protect their own confidential information of a like nature. Provided, however, that the Parties agree to maintain Confidential Information that is trade secret pursuant to the above maintenance and use requirements for as long as such information is trade secret. The Parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement.

     9. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, IN ANY WAY ARISING FROM EITHER PARTY'S PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY'S LIABILITY FOR DAMAGES HEREUNDER SHALL EXCEED $50,000 EXCEPT FOR DAMAGES ARISING OUT OF PARAGRAPHS 1.5, 1.6, 1.7, AND 2.2 AND SECTIONS 6 AND 8 WHICH SHALL BE LIMITED TO $1,000,000.

10. ASSIGNMENT. The rights granted in this Agreement may not be assigned or transferred by either party without the prior written approval of the other party. Neither party shall be permitted to delegate its responsibilities or obligations hereunder without the prior written approval of the other party.

11. CONTROLLING LAW; JURISDICTION. The laws of the State of Georgia, U.S.A., shall govern this Agreement without regard for its conflict of laws provisions. This Agreement shall be deemed to be executed in Atlanta, Georgia. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from the application to this Agreement.

     Except as to section 5.4.4, which is governed by the ICC Rules, in any legal action relating to this Agreement, the Parties agree: (a) to the exercise of jurisdiction by a state or federal court in Georgia; and (b) that if either party brings the action, it shall be instituted in one of the courts specified in Subparagraph (a) above and in the jurisdiction provided herein.

12. RELATIONSHIP BETWEEN PARTIES. In all matters relating to this Agreement, each party will act as an independent contractor. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, or in any other capacity.

     Nothing in this Agreement shall preclude either party from entering into relationships with any other companies which are similar to the relationship between the Parties except that Thirdspace is prohibited from entering into a relationship with a video server and applications provider that would entitle said provider to preferred status equal to or greater than that provided in this Agreement but provided further that nothing in this Agreement or otherwise will require Thirdspace to terminate, alter or otherwise materially change its existing obligations to Silicon Graphics Inc or nCUBE Corporation under agreements in place at the Effective Date unless such existing obligations entitle a third party to preferred provider status similar to that created pursuant to Paragraph 2.2. This Agreement shall not preclude either party from independently developing or marketing any products that are similar to or compete with the other party's products provided however, that neither party shall use the other's Confidential Information to develop, promote or market such similar or competing products.

     The Parties anticipate that during the term of this Agreement their relationship will evolve and develop as customer, channel and partner relationships are created in the DSL, cable and other broadband markets that the Parties anticipate the relationship created by this Agreement will position them jointly to exploit. On a regular basis (not less than every six months during that term) the Parties will meet to consider whether to reflect any such developments in a variation to this Agreement or in a new and separate agreement.

13. NOTICE. All notices including notices of address changes, required to be sent hereunder shall be in writing to the party's Cooperative Marketing Manager identified in Section 4 above at the address provided in the introduction hereto unless later changed by written notice. Notice shall be deemed to have been given (a) on the delivery date if delivered personally to the party to whom the same is directed; or (b) one business day after deposit with a commercial overnight carrier, with written verification receipt. To expedite matters, the Parties agree that they may each treat documents faxed by one to the other as original documents; nevertheless, either party may require the other to exchange original signed documents, subsequently.

14. NON-SOLICIT OF EMPLOYEES. Each of the Parties agrees and undertakes with the other party that, for a period of 12 calendar months from the date of this Agreement, it will not solicit, endeavour to entice away from the other party or offer employment (or any similar relationship) to any person who, at the date of this Agreement, is or within the period of 12 calendar months from the date of this Agreement becomes an employee of the other party (or any of its group companies) or a contractor of services to the other party (or any of its group companies) while such employee remains employed by such other party (or any of its group companies) and for a period of six months after such employment is terminated voluntarily by such employee; provided, however, that this Agreement shall not prohibit
                    --------  -------
     (i) any general advertisement or general solicitation that is not specifically targeted at such persons or (ii) a party from employing a person who previously was an employee of the other party (or any of its group companies) if such person's employment was terminated by such other party (or any of its group companies) and the party desiring to employ such person did not violate its obligations under this Section 14 with respect to such person's employment while such person was employed by the other party (or its group companies). Provided, however, upon mutual consent, this Section 14 may be amended or abandoned with respect to particular employees.

15. ENTIRE AGREEMENT. This Agreement sets out the entire Agreement between the Parties and supersedes prior proposals, agreements, and representations between them, whether written or oral relating to the cooperative marketing of the Concurrent Products and the Thirdspace Products. This Agreement may be changed only if agreed to in writing signed by an authorized signatory of each party.

16. FORCE MAJEURE. Neither party shall be liable to the other for any delay in performing or for failure to perform its obligations under this Agreement if such delay or failure results from any cause or circumstance whatsoever beyond its reasonable control, provided that this does not result from the fault or negligence of that party. If an event of force majeure occurs, the date(s) for performance of the obligation affected shall be postponed for as long as is made necessary by the event of force majeure. Each party shall use its reasonable endeavours to minimize the effects of any event of force majeure. For purposes of this Agreement, a "force majeure" means labor disputes, fire, casualties and accidents, acts of the public enemy, sovereign acts or regulations or any other causes beyond the reasonable control of the parties.




The Effective Date of this Agreement is March 19, 2002.


THIRDSPACE  LIVING  LIMITED              CONCURRENT  COMPUTER  CORPORATION


By:  /s/  Andrew  Gray                   By:  /s/  Jack  A.  Bryant
     -----------------                        ---------------------

Name:  Andrew  Gray                      Name:     Jack  A.  Bryant

Title:  Director                         Title:  President  and  Chief Executive
                                                 Officer

Date:  March  19,  2002                  Date:  March  19,  2002

                                    EXHIBITS
                                    --------

Exhibit A     Joint Marketing Activities

Exhibit B     First Phase Solution Outline of Work